EXHIBIT 9.1
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                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT is entered into effective as of October 5, 2006 (the "Effective Date") by and among SWINGSTATION SYSTEMS,LLC, INC., a New Jersey limited liability company ("SwingStation LLC"), SWING STATION, INC. a New Jersey corporation ("SSI"), and DIGITAL IMAGING RESOURCES, INC., a Delaware corporation ("Digital").

                                    RECITALS

        A. SSI is engaged in the business of developing and marketing a digital video recording system for sports training, corporate entertainment, and special events(the "System").

        B. Pursuant to the terms and conditions of this Agreement, SSI wishes to sell to SwingStation LLC, and SwingStation LLC desires to purchase from SSI certain assets related to the System.

        C. SSI is a wholly-owned subsidiary of Digital. As consideration for the purchase of certain assets of SSI, SwingStation LLC has offered to assume certain liabilities of SSI and of Digital and to issue to Digital a warrant to purchase a membership interest in SwingStation LLC.

                                    AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.      SALE OF ASSETS.

        1.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, SwingStation LLC agrees to buy and SSI agrees to sell those certain tangible and intangible assets, contracts, rights, and properties, including without limitation the System and all related intellectual property, including without limitation all SwingStation service marks and trademarks (the "Intellectual Property"), all as more particularly described in Exhibit 1 to this Agreement (collectively, the "Assets").

        1.2 COMPLETE TRANSFER. SSI expressly agrees that the sale of the Assets under this Agreement constitutes a complete transfer of all of its rights, title and interest with respect to the Assets and that SSI reserves no rights to market or otherwise transfer the Assets. SwingStation LLC shall have no obligation to SSI to support, maintain, offer, or do any other act relating to the Assets and may dispose of the Assets as SwingStation LLC, in its sole discretion, decides.


2.      ASSUMPTION OF LIABILITIES; ISSUANCE OF WARRANT.

        2.1 (a) As consideration for the purchase of the Assets, subject to the provisions of this Agreement, SwingStation LLC assumes and agrees to pay or to discharge the obligations of SSI and Digital (the "Assumed Liabilities")set forth on Exhibit 2(a) attached hereto totaling approximately $185,000.

        (b) Except as specifically assumed by SwingStation LLC pursuant to the immediately preceding sentence, SwingStation LLC shall not assume or have any
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liability with respect to any other obligation or liability of SSI or Digital, whether absolute, accrued, contingent or otherwise, and whether due or to become due (the "Excluded Liabilities"). Without limiting the previous sentence, the parties acknowledge that SwingStation LLC shall specifically not assume, in addition to all other Excluded Liabilities, any liability for taxes payable by SSI or Digital or any liability for any legal, accounting or other fees or expenses incurred by SSI or Digital in connection with the negotiation and execution of this Agreement or any related agreement. The assumption of the Assumed Liabilities by SwingStation LLC hereunder shall not enlarge any rights of third parties under contracts or arrangements with SwingStation LLC, SSI or Digital and nothing herein shall prevent any party from contesting in good faith with any third party any of the Assumed Liabilities.

        2.2 TAXES. SSI shall be responsible for any and all sales or other transaction taxes, duties and other similar charges payable in connection with the sale of the Assets or the transactions and payments contemplated hereby.

        2.3 ISSUANCE OF WARRANT. SwingStation LLC shall issue to Digital a five-year warrant to purchase a membership interest equal to ten percent of SwingStation LLC at the time of the Closing with an exercise price of $50,000.

3. CLOSING. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of SSI at 355 Madison Avenue, Morristown, New Jersey and shall be effective as of 12:01 a.m. on October 6, 2006, or at such other place or earlier or later date or time as may be fixed by mutual agreement of the parties hereto (the "Closing Date").

4.      TRANSFER OF ASSETS.

        4.1 At the Closing, SSI shall deliver or cause to be delivered to SwingStation LLC good and sufficient instruments of transfer transferring to Buyer title to all the Assets. Such instruments of transfer (i) shall be in the form and will contain provisions not inconsistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to SwingStation LLC, and (iii) shall effectively vest in SwingStation LLC title to all the Assets free and clear of all liens, restrictions and encumbrances.

        4.2 At Closing SwingStation LLC shall deliver to SSI and Digital an assignment and assumption agreement assigning the Assumed Obligations to SwingStation LLC, such assignment and assumption to be in form and substance satisfactory to SSI and Digital.

5.      DELIVERY OF RECORDS AND CONTRACTS: FURTHER ASSURANCES.

        (a) At the time of the Closing, subject to subsection (b) below, SSI shall deliver or cause to be delivered to SwingStation LLC all of SSI's contracts, commitments, agreements and rights which are included in the Assets, with such assignments thereof and consents to assignments as are necessary to assure SwingStation LLC of the full benefit of the same. SSI shall take all requisite steps to put SwingStation LLC in actual possession and operating control of the Assets.

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        (b) If an attempted sale, conveyance, assignment, transfer or delivery of any contracts, claims, commitments, franchises, privileges, permits, consents, certificates, licenses or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered to SwingStation LLC which are included in the Assets (collectively, the "Rights") would be ineffective without the consent of any other person, and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, SSI shall use commercially reasonable efforts to obtain, as soon as practicable, the consent of each such or other person in all cases in which such consent is required, and SSI and SwingStation LLC will cooperate in any reasonable arrangement designed to enable SSI to perform its obligations hereunder, and to provide for the assumption by SwingStation LLC of the benefits, risks and burdens of, any such agreement consistent with the provisions of this Agreement.

        (c) SSI from time to time after the Closing at the request of SwingStation LLC and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as SwingStation LLC may reasonably require to more effectively transfer and assign to, and vest in, SwingStation LLC each of the Assets.

6.      REPRESENTATIONS AND WARRANTIES OF SSI.

        Except as disclosed or excepted in the Schedule of Exceptions (the "Schedule"), which shall state the specific subsection of this Section 4 to which each disclosure or exception is made, SSI represents and warrants to SwingStation LLC as set forth in this Section 4.

        6.1 ORGANIZATION AND STANDING. SSI is a corporation organized, validly existing and in good standing under the laws of the State of New Jersey.

        6.2 POWER AND AUTHORIZATION. SSI has all requisite legal power and authority to enter into and perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated hereby have been validly and duly authorized by all necessary corporate action on the part of SSI and no further authorization or approval, whether from directors or shareholders of SSI, or governmental bodies or otherwise, is necessary to enable SSI to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligation of SSI, enforceable against SSI in accordance with its terms.

        6.3 TITLE TO ASSETS; INTELLECTUAL PROPERTY.

            6.3.1 GOOD TITLE. SSI has good and marketable title in and to all of the Assets including any patents, patent applications, service marks, trade names, trademarks, trademark applications, copyrights, copyright applications, trade secrets, know-how, data or other proprietary or intellectual property rights included in the Assets (collectively, "Intellectual Property Rights") and such are not subject to any mortgage, pledge, lien, lease, claim, encumbrance, charge, security interest, royalty obligations or other interest or claim of any kind or nature whatsoever, and SSI does not license any component thereof from a third party. There are no material agreements or arrangements between SSI and any third party which are

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reasonably likely to have a material effect upon SSI's title to and other rights respecting the Assets. SSI has the sole right to bring actions for infringement of any Intellectual Property Rights included in the Assets.

            6.3.3 PROTECTION OF OWNERSHIP INTEREST. SSI has taken and will take all reasonable security measures to protect the secrecy, confidentiality and value of all Intellectual Property Rights transferred in accordance with this Agreement. SSI has not taken any action or, to its knowledge, failed to take an action that directly or indirectly caused the proprietary information contained in the Assets to enter the public domain or in any way affected its value or SSI's absolute and unconditional ownership thereof. No source code or object code of any Intellectual Property Rights is subject to escrow and such source code has not been disclosed to any third party.

            6.3.4 NO LIMITATIONS ON ASSETS. With respect to the transfer of rights in and to the Assets under this Agreement, SwingStation LLC shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Assets, whether in the form transferred to SwingStation LLC or after modification. All rights to any tangible or intangible property material (including, but not limited to, all intellectual property rights in the Assets) to the Assets and used in SSI's business as presently conducted or currently planned by SSI, or as conducted by any predecessor entity to SSI or prior owner of any portion of the Assets, have been validly transferred to SSI free of any adverse claims by any such predecessor entity, or any partner, limited partner, security holder or creditor of any such predecessor entity, and no such property rights remain in any such entity. SSI is under no obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Assets.

            6.3.5 NO VIOLATION OF THIRD PARTY RIGHTS. The use of the Assets and the Intellectual Property Rights in the Assets in the conduct of SSI's business have not and do not infringe or conflict with the rights of others under any Intellectual Property Rights in any jurisdiction in the world.

            6.3.6 NO INDEMNITY OBLIGATIONS. SSI has not agreed to indemnify any third party for or against any infringement of any Intellectual Property Rights.

        6.4 CONFLICTING AGREEMENTS. Neither the execution nor delivery by SSI of this Agreement nor compliance by SSI with the terms and provisions hereof will
(a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of SSI, any award of any arbitrator or any other agreement, any regulation, law, judgment, order or the like to which SSI is subject or any Contract, or (b) result in the creation of any lien upon all or any of the Assets. SSI is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the transfer of the Assets.

        6.5 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against SSI: (a) which questions the validity of this

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Agreement or the License Agreement or the right of SSI to enter into this
Agreement or the License Agreement or seeks to prevent any of the transactions contemplated under this Agreement or the License Agreement, (b) which is reasonably likely to have a material adverse effect on the Assets, (c) which challenges the ownership or use, in any respect, of the Assets, or (d) which challenges the rights of SSI under or the validity of any of the Intellectual Property Rights. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against SSI relating to the Assets or this transaction. No action, suit, proceeding or investigation is pending or threatened by SSI against any third party relating to the Assets.

        6.7 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. SSI is not in violation of any laws, material governmental orders, rules or regulations, whether federal, state or local, to which SSI or the Assets are subject except for any such violations which are not reasonably likely to have a material adverse effect on SSI. SSI has prior to the Closing Date delivered to SwingStation LLC a true and correct list of all licenses, franchises, permits and other governmental authorizations held by SSI that are material in connection with SSI's business related to the ownership and use of the Assets.

        6.8 BULK SALES LAWS. The Bulk Sales laws of no state are applicable to the sale and transfer of the Assets.

        6.10 MANUFACTURING AND TECHNOLOGY RIGHTS. SSI has not granted rights to manufacture, publish, produce, assemble, license or sell the Intellectual Property Rights or any of its technology to any other person and is not bound by any agreement which affects SSI's exclusive right to manufacture, publish, produce, assemble, license, distribute or sell the Intellectual Property Rights.

        6.11 TAXES. There are no tax liens against the Assets and there is no basis for any such lien.

        6.12 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of SSI.

        6.13 FULL DISCLOSURE. This Agreement, the Exhibits and Schedules hereto, the License Agreement, and all other documents delivered by SSI to SwingStation LLC or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, when taken as a whole, do not contain any untrue statement of a material fact nor, to SSI's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.      REPRESENTATIONS AND WARRANTIES OF SWINGSTATION LLC.

        SwingStation LLC represents and warrants to SSI as follows:

        7.1 ORGANIZATION AND STANDING. SwingStation LLC is a corporation duly organized, validly existing and in good standing under the law of New Jersey.

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        7.2 POWER; AUTHORIZATION. SwingStation LLC has all requisite legal power and authority to enter into and perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated hereby have been validly and duly authorized by all necessary corporate action on the part of SwingStation LLC and no further authorization or approval, whether from directors or shareholders of SwingStation LLC or governmental bodies or otherwise, is necessary to enable SwingStation LLC to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligation of SwingStation
LLC, enforceable against SwingStation LLC in accordance with its terms.

        7.3 CONFLICTING AGREEMENTS. Neither the execution nor delivery by SwingStation LLC of this Agreement nor compliance by SwingStation LLC with the terms and provisions hereof will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of SwingStation LLC or any agreement to which SwingStation LLC is a party, which would prevent any of the transactions contemplated under this Agreement or the License Agreement, or
(b) any regulation, law, judgment, order or the like to which SwingStation LLC is subject, the default or violation of which would prevent any of the transactions contemplated under this Agreement or the License Agreement.

        7.4 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against SwingStation LLC which questions the validity of this Agreement or the License Agreement or the right of SwingStation LLC to enter into this Agreement or the License Agreement or seeks to prevent any of the transactions contemplated under this Agreement or the License Agreement.

        7.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of SwingStation LLC.

8.      REPRESENTATIONS AND WARRANTIES OF DIGITAL.

        Digital represents and warrants to SSI as follows:

        8.1 ORGANIZATION AND STANDING. Digital is a corporation duly organized, validly existing and in good standing under the law of Delaware.

        8.2 POWER; AUTHORIZATION. Digital has all requisite legal power and authority to enter into and perform this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated hereby have been validly and duly authorized by all necessary corporate action on the part of Digital and no further authorization or approval, whether from directors or shareholders of Digital or governmental bodies or otherwise, is necessary to enable Digital to enter into and perform the same; and this Agreement, when executed and delivered, shall constitute the legal and binding obligation of Digital, enforceable against Digital in accordance with its terms.

        8.3 NO LIMITATIONS ON ASSETS. With respect to the transfer of rights in and to the Assets under this Agreement, SwingStation LLC shall be subject

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to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Assets, whether in the form transferred to SwingStation LLC or after modification. Digital is under no obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Assets. Digital has no knowledge of any unsatisfied liens or judgments relating to the Assets.

        8.4 CONFLICTING AGREEMENTS. Neither the execution nor delivery by Digital of this Agreement nor compliance by Digital with the terms and provisions hereof will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the bylaws or articles of incorporation of Digital or any agreement to which SwingStation LLC is a party, which would prevent any of the transactions contemplated under this Agreement or the License Agreement, or (b) any regulation, law, judgment, order or the like to which Digital is subject, the default or violation of which would prevent any of the transactions contemplated under this Agreement or the License Agreement.

        8.5 LITIGATION. No action, suit, proceeding or investigation is pending or threatened against Digital which questions the validity of this Agreement or the License Agreement or the right of Digital to enter into this Agreement or the License Agreement or seeks to prevent any of the transactions contemplated under this Agreement or the License Agreement.

        8.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Digital.

9.      CLOSING CONDITIONS OF SSI.

        SSI's obligations to sell the Assets are subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth in this Section
9. SwingStation LLC acknowledges and agrees that SSI shall not owe SwingStation LLC any amount for a failure of the closing to occur as a result of a closing condition.

        9.1 MATERIAL ADVERSE CHANGE. SSI shall be satisfied in its sole discretion that the representations and warranties made by SwingStation LLC above are true and correct as of the Closing Date.

        9.2 CONSENTS, APPROVALS AND WAIVERS. SSI and SwingStation LLC shall have obtained, in a manner satisfactory to SSI, any and all approvals, consents, permits and waivers and made all filings necessary or appropriate for the sale and transfer of the Assets under this Agreement.

        9.3 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by SwingStation LLC on or prior to the Closing Date shall have been performed or complied with in all respects.

        9.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to SSI, and SSI shall have received all such counterpart originals

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or certified or other copies of such documents and instruments as they may reasonably request.

10.     CLOSING CONDITIONS OF SWINGSTATION LLC.

        SwingStation LLC's obligations to purchase the Assets are subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth in this Section 10.

        10.1 SATISFACTORY DUE DILIGENCE; MATERIAL ADVERSE CHANGE. SwingStation LLC shall be satisfied in its sole discretion (a) that the representations and warranties made by SSI above are true and correct as of the Closing Date and (b) SwingStation LLC shall be satisfied in its sole discretion with the results of its business, technical, legal and financial review of the books, records, agreements and other legal documents and business organization of SSI.

        10.2 CONSENTS, APPROVALS AND WAIVERS. SSI and SwingStation LLC shall have obtained, in a manner satisfactory to SwingStation LLC, any and all approvals, consents, permits and waivers and made all filings necessary or appropriate for the sale and transfer of the Assets under this Agreement.

        10.3 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by SSI on or prior to the Closing Date shall have been performed or complied with in all respects.

        10.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to SwingStation LLC, and SwingStation LLC shall have received all such counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

11.     CLOSING CONDITIONS OF DIGITAL.

        Digital's obligations hereunder are subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth in this Section 11.

        11.1 CONSENTS, APPROVALS AND WAIVERS. SSI and SwingStation LLC shall have obtained, in a manner satisfactory to Digital, any and all approvals, consents, permits and waivers and made all filings necessary or appropriate for the assignment and assumption of liabilities under this Agreement.

        11.2 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to SwingStation LLC, and SwingStation LLC shall have received all such counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

12.     INDEMNIFICATION.

        12.1 SSI INDEMNITY. SSI and its successors (collectively, the

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"Sellers") agree to indemnify SwingStation LLC, its affiliates, its subsidiaries, or its successors (collectively the "Purchasers") and hold them harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses)incurred by the Purchasers, directly or indirectly, to the extent that such liabilities, losses, damages, costs or expenses ("Damages") are occasioned by, caused by or arise out of:

            12.1.1 Any breach of any of the representations or warranties or failure to perform any of the covenants made by the Sellers in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement; or

            12.1.2 Any debts, claims, liabilities, or obligations of the Sellers not expressly assumed by Purchaser pursuant to this Agreement; or

        12.2 SWINGSTATION LLC INDEMNITY. Purchaser agrees to indemnify Seller and hold them harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal and expert witnesses' fees and expenses) incurred by the Sellers to the extent that such Damages are occasioned by, caused by or arise out of:

            12.2.1 any breach of any of the representations or warranties or failure to perform any of the covenants made by Purchasers in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement; or

        12.3 INDEMNIFICATION CLAIMS. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice setting forth:

            12.3.1 the specific representation and warranty alleged to have been breached by such other party;

            12.3.2 a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

            12.3.3 a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

        12.4 DEFENSE OF THIRD PARTY ACTIONS. If either party hereto (the "Indemnified Party") receives notice or otherwise obtains knowledge of the commencement or threat of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnified Party a written notice describing such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or the opportunity to defend or participate in the defense of said claim. The Indemnifying Party shall have the right, upon written notice delivered to the

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Indemnified Party within 20 days thereafter to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then such Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not settle any claim or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

        12.5 EXPIRATION OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the first anniversary of the Closing Date, and all liability of SSI and SwingStation LLC with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, prior to such first anniversary, Claimant delivers a written notice to the other party hereto or to the Escrow Agent, then the specific indemnification claim set forth in such notice shall survive such first anniversary (and shall not be extinguished thereby) until the settlement of such specific claim.

        12.6 THRESHOLD. Neither the Sellers nor the Purchasers shall be required to make any indemnification payment pursuant to Section 8.1 or 8.2, respectively, until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an Indemnified Party has or otherwise becomes subject to, exceeds $50,000 in the aggregate. At such time as the total amount of such Damages exceeds $50,000 in the aggregate, the Indemnified Party shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $50,000).

13.     POST-CLOSING COVENANTS.

        13.1 FURTHER ASSURANCES. SSI shall not voluntarily undertake any course of action which interferes in any way with the rights obtained by SwingStation LLC hereunder or is otherwise inconsistent with the satisfaction

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of its obligations or agreements set forth in this Agreement. SSI hereby agrees not to contest SwingStation LLC's ownership of the Intellectual Property or SwingStation LLC's title to the Assets. SSI shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, consistent with the terms of this Agreement, which are reasonably requested and prepared by SwingStation LLC or its counsel and shall take any other action, consistent with the terms of this Agreement, that may be reasonably requested and prepared by SwingStation LLC or its counsel for the purpose of assigning, transferring, granting, conveying, and confirming to SwingStation LLC or reducing to its possession, any or all of the Assets or the liabilities. SwingStation LLC shall be solely responsible for all out-of-pocket costs related to such requests. If SwingStation LLC cannot secure SSI's signature for any of the foregoing after reasonable efforts, SSI appoints SwingStation LLC as SSI's attorney-in-fact to take all actions SwingStation LLC deems reasonably necessary to exercise its rights under this Section.

        13.2 CONFIDENTIALITY. From and after the Closing Date, to the maximum extent permitted by applicable law, all technical, marketing and other information directly relating to the Assets and Intellectual Property thereto shall at all times be and remain the sole and exclusive property of SwingStation LLC. At all times after the Closing Date, Digital and SSI shall retain in strictest confidence, and shall not disclose to third parties or use for its benefit or for the benefit of any third party, all information assigned under this Agreement or disclosed by SwingStation LLC or in any other way relating to the Assets. Digital and SSI understand and agree that SwingStation LLC's remedies at law for a breach by either of them of their obligations under this Section will be inadequate and that SwingStation LLC shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to SwingStation LLC at law.

14.     MISCELLANEOUS.

        14.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey applicable to contracts between New Jersey residents entered into and to be performed entirely within the State of New Jersey. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought exclusively in a state or federal court in Morris County, New Jersey.

        14.2 WAIVERS; CUMULATIVE REMEDIES. Any waiver, consent or the like must be in writing. Any waiver by either party of any breach of this Agreement by the other party shall not constitute a waiver of any other or subsequent breach of this Agreement. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

        14.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon receipt by overnight delivery service or by facsimile with a confirming copy sent by first-class mail, postage prepaid to the addresses set forth below or to such other address as a party may designate for itself by providing notice hereunder:

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

        If to SSI:                            If to SwingStation LLC:
        SwingStation, Inc.                    SwingStation, LLC
        355 Madison Avenue                    58 old Army Road  Swartwood
        Morristown, NJ.                       Bernardsville, NJ

        14.6 EXPENSES. Each party shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transaction contemplated hereby.

        14.7 SEVERABILITY. In case any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed amended to the extent required to make it valid and enforceable and such amended provision and the remaining provisions of this Agreement will remain in full force and effect.

        14.9 SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the Benefit of, and be binding upon, the successors and assigns of the parties hereto.

        14.10 RIGHTS OF THIRD PARTIES. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, or obligate any of the parties hereto, to any person or entity.

















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

        14.11 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exhibits hereto and the other documents delivered pursuant hereto constitute the full, exclusive, complete and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes and revokes all other previous discussions, understanding and agreements, whether oral or written, between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the affected party.

        The parties to this Agreement have caused this Agreement to be executed and delivered as of October 5, 2006.


                                        SWINGSTATION LLC, INC.,
                                        a New Jersey corporation


                                        By: /s/ Thomas M. Swartwood
                                            ------------------------------
                                            Thomas M. Swartwood
                                            President



                                        SwingStation, INC.
                                        a New Jersey corporation


                                        By: /s/ Theodore M. Swartwood
                                            ------------------------------
                                            Theodore M. Swartwood
                                            President



                                        Digital Imaging Resources, Inc.,
                                        A Delaware corporation

                                        By: /s/ Theodore M. Swartwood
                                            ------------------------------
                                            Theodore M. Swartwood
                                            President



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
EXHIBIT 1

                                     ASSETS

       8,790  Inventory
      14,000  2 SwingStation units
       5,500  SwingStation Printing Trailer
       8,075  Accounts Receivable
    ========
      36,365




EXHIBIT 2(1)

                            LIABILITIES TO BE ASSUMED

SwingStation Inc. Liabilities to be Assumed


T. Marshall Swartwood            $ 27,500
The Pointer Group LLC               8,560
Marianne Volgende                   1,000
American Express Credit Line       27,165
American Express Debit              9,224
American Express Blue               4,421
Bank of America-Visa                  237
Capital One-Visa                    8,070
Pepper Hamilton                     4,417
Highland Technical Services         1,743
                                 --------
                                   92,337

Digital Imaging Resources, Inc.
Liabilities to be Assumed

Salary owed to Theodore M.
  Swartwood                        53,750
To The Pointer Group LLC           38,625
                                 --------

Total                            $184,712
                                 ========





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